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Exhibit (5)(d)


                       DAVIS NEW YORK VENTURE FUND, INC.
               SECOND AMENDMENT OF INVESTMENT ADVISORY AGREEMENT

                                                      March 16, 1998

Davis Selected Advisers, L.P.
124 East Marcy Street
Santa Fe, New Mexico 87501

Gentlemen:

We hereby confirm that, as of the above date, paragraph 6 of our Investment Advisory Agreement of April 15, 1993 is amended in its entirety to read as follows:

         6. the Company has formed two funds, consisting of separate investment portfolios, and wishes to employ you to supervise and assist in the management of both funds upon the terms and conditions described in this Agreement.

                  In consideration of such services, we shall pay you a fee calculated at the following annual rates based upon the daily net asset value of each separate portfolio:

                             DAVIS NEW YORK VENTURE FUND

                    ANNUAL RATE         DAILY NET ASSET VALUE

                    0.75% of            First $250,000,000
                    0.65% of            Next $250,000,000
                    0.55% of            Next $2,500,000,000
                    0.54% of            Next $1,000,000,000
                    0.53% of            Next $1,000,000,000
                    0.52% of            Next $1,000,000,000
                    0.51% of            Next $1,000,000,000
                    0.50% of            Amount in excess of $7,000,000,000

                             DAVIS GROWTH & INCOME FUND

                    ANNUAL RATE         DAILY NET ASSET VALUE

                    0.75% of            First $250,000,000
                    0.65% of            Next $250,000,000
                    0.55% of            Amount in excess of $500,000,000

                  For this purpose, the daily net asset value shall be computed in the same manner as the value of such daily net assets are computed in connection with the determination of the net asset value of our shares. The fee shall be accrued daily and paid monthly on the first business day following the end of the month in which the services were rendered.

In all other respects, the Investment Advisory Agreement of April 15, 1993 remains in full force and effect.

If the foregoing is in accordance with your understanding, please indicate by signing and returning to us the enclosed copy hereof.

                                        Very truly yours,

                                        Davis New York Venture Fund, Inc.
                                        (f/k/a New York Venture Fund, Inc.)


                                        By:
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                                          Its:
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Accepted as of the day and year first above written.

Davis Selected Advisers, L.P.
(f/k/a/ Selected/Venture Advisers, L.P.)
By: Venture Advisers, Inc., General Partner


By:
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  Its:
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